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                                              August 8, 2006

Mr. William Choi
Accounting Branch Chief
Division of Corporation Finance
Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C. 20549

          Re:  Footstar, Inc.
               Form 10-K for the Fiscal Year Ended December 31, 2005 Filed March 15, 2006
               File No. 1-11681

Dear Mr. Choi:

     This will confirm that as we advised in a telephone call with Mr. Andrew Bloom, we intend to respond to your letter dated July 28, 2006 on our Form 10-K for the fiscal year ended December 31, 2005 by no later than August 25, 2006.

     Please feel free to call me at 201-934-2334 if you wish to discuss further. Thank you.

                                           Very truly yours,

                                           /s/  Maureen Richards
                                           -------------------------------------
                                           Maureen Richards
                                           Senior Vice President
                                           General Counsel & Corporate Secretary
                                           Footstar, Inc.


MR/bar

cc:  A. Blume
     J. Shepard